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                         AMENDMENT TO THE CUSTODIAN AGREEMENT



     AMENDMENT entered into as of this 29th day of December, 1997 to the Custodian Agreement between DRESDNER RCM EQUITY FUNDS, INC. (the "Fund"), on behalf of the DRESDNER RCM EMERGING MARKETS FUND and BROWN BROTHERS HARRIMAN & CO. (the "Custodian") dated as of 29th December 1997 (the "Agreement").

     In consideration of the Custodian's offering subcustodial services to the Fund in Russia, the Fund and the Custodian agree that the Agreement is hereby amended as follows:


     1. Section 4. SECURITIES ACCOUNT is amended by the addition of the following phrase at the end of said Section:

     "provided, however, that the Custodian's responsibility for safekeeping equity securities of Russian issuers ("Russian Equities") hereunder shall be limited to the safekeeping of relevant share extracts from the share registration books maintained by the entities providing share registration services to issuers of Russian Equities (each a "Registrar") indicating an investor's ownership of such securities (each a "Share Extract"); provided further, that at such time as the laws and regulations in Russia with respect to the registration of Russian securities are modified, the Custodian shall use its best efforts to comply with such new regulations."


     2. Section 4.1 (b) SECURITIES REPRESENTED BY BOOK-ENTRY, is amended by the addition of the following at the end of said Section:

     "However, with respect to Russian Equities, the Custodian shall instruct a Subcustodian to endeavor to assure that registration thereof shall be reflected on the books of the issuer's Registrar, subject to the following conditions, but shall in no event be liable for losses or costs incurred as a result of delays or failures in the registration process that are beyond the Custodian's reasonable control, including without limitation the inability to obtain or enforce relevant Share Extracts. Such registration may be in the name of a nominee of a Subcustodian. In the event registration is in the name of the Fund, the Fund hereby acknowledges that only the Custodian or Subcustodian may give instructions to the Registrar to transfer or engage in other transactions involving the Russian Equities so registered.

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          A Subcustodian may from time to time enter into contracts with
     Registrars with respect to the registration of Russian Equities ("Registrar Contracts"). Such Registrar Contracts may provide for (i) regular share confirmations by the Subcustodian, (ii) reregistrations within set timeframes, (iii) use of a Subcustodian's nominee name, (iv) direct access by auditors of the Subcustodian or its clients to share registers, and (v) specification of the Registrar's responsibilities and liabilities. It is hereby acknowledged and agreed that the Custodian does not represent or warrant that such Registrar Contracts are enforceable.
          If the Fund instructs the Custodian to settle a purchase of a Russian Equity, the Custodian will instruct a Subcustodian to endeavor on a best efforts basis to reregister the Russian Equity and obtain a Share Extract in a timely manner.
          After completion of reregistration of a Russian Equity in respect of which a Subcustodian has entered into a Registrar Contract, the Custodian shall instruct the Subcustodian to monitor such registrar on a best efforts basis and to notify the Custodian upon the Subcustodian's obtaining knowledge of the occurrence of any of the following events ("Registrar Events"): (i) a Registrar has eliminated a shareholder from the register or has altered registration records; (ii) a Registrar has refused to register securities in the name of a particular purchaser and the purchaser or seller has alleged that the registrar's refusal to so register was unlawful; (iii) a Registrar holds for its own account shares of an issuer for which it serves as registrar; (iv) if a Registrar Contract is in effect with a Registrar, the Registrar notifies the Subcustodian that it will no longer be able materially to comply with the terms of the Registrar Contract; or (v) if a Registrar Contract is in effect with a Registrar, the Registrar has materially breached such Contract. The Custodian shall inform the Funds of the occurrence of a Registrar Event promptly upon becoming aware of such occurrence from the Subcustodian.
          It shall be the sole responsibility of the Fund to contact the Custodian prior to executing any transaction in a Russian Equity to determine whether a Registrar Contract exists in respect of such issuer.
          If the Fund instructs the Custodian by Proper Instruction to settle a purchase of a Russian Equity in respect of which the Subcustodian has not entered into a Registrar Contract, then the Custodian shall instruct the Subcustodian to endeavor to settle such transaction in accordance with the Proper Instruction and with the provisions of Section 4.2 (a) of this Agreement, notwithstanding the absence of any such Registrar Contract and without the Custodian being required to notify the Fund that no such Registrar Contract is then in effect, and it being understood that neither the Custodian nor the Subcustodian shall be required to follow the procedure set forth in the second preceding paragraph."

     3. Section 4.2 (a) PURCHASES, is amended by the addition of the following at the end of said Section:

          "Without limiting the generality of the foregoing, the following provisions shall apply with respect to settlement of purchases of securities in Russia. Unless otherwise instructed by Proper Instructions acceptable to the Custodian, the Custodian shall only


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     authorize a Subcustodian to make payment for purchases of Russian Equities upon receipt of the relevant Share Extract in respect of the Fund's purchases. With respect to securities other than Russian Equities, settlement of purchases shall be made in accordance with securities processing or settlement practices which the Custodian in its discretion determines to be a market practice. The Custodian shall only be responsible for securities purchased upon actual receipt of such securities at the premises of its Subcustodian, provided that the Custodian's responsibility for securities represented by Share Extracts shall be limited to the safekeeping of the relevant Share Extract upon actual receipt of such Share Extract at the premises of the Subcustodian."


     4. SECTION 4.2 (B) SALES- is amended by the addition of the following at the end of said Section:

          "Without limiting the generality of the foregoing, the following provisions shall apply with respect to settlement of sales of securities in Russia. Unless otherwise expressly instructed by Proper Instructions acceptable to the Custodian, settlement of sales of securities shall be made in accordance with securities processing or settlement practices which the Custodian in its discretion determines to be a market practice. The Fund hereby expressly acknowledges that such market practice might require delivery of securities prior to receipt of payment and that the Fund bears the risk of payment in instances where delivery of securities is made prior to receipt of payment therefor in accordance with Proper Instructions received by the Custodian or pursuant to the Custodian's determination in its discretion that such delivery is in accordance with market practice. The Custodian shall not be responsible for any securities delivered from the premises of the Subcustodian from the time they leave such premises absent negligence on the part of the Subcustodian or its employees in effecting any such delivery."


     5. SECTION 7 AUTHORITY TO APPOINT SUBCUSTODIANS AND AGENTS AND TO UTILIZE SECURITIES DEPOSITORIES is amended by the addition of the following at the end of the first paragraph of Section 7:

          "With respect to Russia, the Fund hereby expressly acknowledges that a Subcustodian for Russian securities may from time to time delegate any of its duties and responsibilities to any securities depository, clearing agency, share registration agent or sub-subcustodian (collectively, "Russian Agent") in Russia, including without limitation Rosvneshtorgbank (also called Vneshtorgbank RF) ("VTB"). The Fund acknowledges that the rights of the Subcustodian against any such Russian Agent may consist only of a contractual claim against the Russian Agent. Notwithstanding any provision of this Agreement to the contrary, neither the Custodian


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     nor the Subcustodian shall be responsible or liable to the Fund or its shareholders for the acts or omissions of any such Russian Agent. In the event of a loss of securities or cash held on behalf of the Fund through any Russian Agent, the Custodian shall not be responsible to the Fund or its shareholders unless and to the extent it in fact recovers from the Subcustodian."



     6. SECTION 10.2 LIABILITY OF THE CUSTODIAN WITH RESPECT TO PROPER INSTRUCTIONS; EVIDENCE OF AUTHORITY; ETC. is amended by the insertion of the following at the end of the first paragraph of said Section:

          "It is also agreed that the Fund shall be responsible for preparation and filing of tax returns, reports and other documents on any activities it undertakes in Russia which are to be filed with any relevant governmental or other authority and for the payment of any taxes, levies, duties or similar liability the Fund incurs in respect of property held or sold in Russia or of payments or distributions received in respect thereof in Russia. Accordingly, the Fund hereby agrees to indemnify and hold harmless the Custodian from any loss, cost or expense resulting from the imposition or assessment of any such tax, duty, levy or liability or any expenses related thereto."


     7. A new SECTION 15, RISK DISCLOSURE ACKNOWLEDGMENT, is added at the end of the present Section 14.10:

          "The Fund hereby acknowledges that it has received, has read and has understood the Custodian's Risk Disclosure Statement, a copy of which is attached hereto and is incorporated herein by reference. The Fund further acknowledges that the Risk Disclosure Statement is not comprehensive, and warrants and represents to the Custodian that it has undertaken its own review of the risks associated with investment in Russia and has concluded that such investment is appropriate for the Fund and in no way conflicts with the Fund's constitutive documents, investment objective, duties to its shareholders or with any regulatory requirements applicable to the Fund."



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     Except as amended above, all the provisions of the Agreement as heretofore in effect shall remain in full force and effect.





     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.


RCM EQUITY FUNDS, INC.                  BROWN BROTHERS HARRIMAN & CO.
on behalf of the DRESDNER
RCM EMERGING MARKETS
FUND


 /s/ Richard W. Ingram                    /s/ Kristen F. Giarrusso
----------------------------------      -------------------------------------
Name:  Richard W. Ingram                Name:  Kristen F. Giarrusso
Title: President                        Title: Partner




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